Exhibit 10.6
Summary Sheet of Ameren Corporation Non-Management Director Compensation
Effective Date: January 1, 2022

$125,000	Base cash annual retainer payable in twelve equal installments
Approximately $150,000 of shares	Shares of the Company’s common stock to be awarded to new Directors upon election on a pro-rata basis, and annually to all Directors on or about January 1 of each year*
$30,000	Additional annual cash retainer for Lead Director
$20,000	Additional annual cash retainer for Chair of each standing committee of the Board (Audit and Risk Committee, Finance Committee, Human Resources Committee, Nominating and Corporate Governance Committee, and Nuclear and Operations Committee)
Customary and usual travel expenses to be reimbursed and eligibility to participate in a nonqualified deferred compensation program.

* The value of awards payable to new Directors is pro-rated based on the date of election for service through the end of the applicable calendar year.